                                                                      EXHIBIT 12

                                FOOT LOCKER, INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                -------------------------------------------------
                                   (Unaudited)
                                 ($ in millions)

                                             Twenty-six weeks ended                         Fiscal Year Ended
                                             ----------------------     ----------------------------------------------------------
                                              Aug. 3,      Aug. 4,      Feb. 2,      Feb. 3,    Jan. 29,     Jan. 30,      Jan. 31,
                                               2002         2001         2002         2001        2000         1999          1998
                                              -----        -----        -----        -----        -----        -----         -----
NET EARNINGS

Income from continuing operations             $  71        $  36        $ 111        $ 107        $  59        $  14         $ 185

Income tax expense (benefit)                     37           21           64           69           38          (28)          104

Interest expense, excluding capitalized
interest                                         17           18           35           41           65           57           41

Portion of rents deemed representative of
the interest factor (1/3)                        80           78          158          155          170          161           146
                                              -----        -----        -----        -----        -----        -----         -----

                                              $ 205        $ 153        $ 368        $ 372        $ 332        $ 204         $ 476
                                              =====        =====        =====        =====        =====        =====         =====

FIXED CHARGES
Gross interest expense                        $  17        $  18        $  35        $  42        $  67        $  64         $  41

Portion of rents deemed representative of
the interest factor (1/3)                        80           78          158          155          170          161           146
                                              -----        -----        -----        -----        -----        -----         -----

                                              $  97        $  96        $ 193        $ 197        $ 237        $ 225         $ 187
                                              =====        =====        =====        =====        =====        =====         =====


RATIO OF EARNINGS TO FIXED CHARGES              2.1          1.6          1.9          1.9          1.4          0.9           2.5

Earnings were not adequate to cover fixed charges by $21 million for the fiscal year ended January 30, 1999.